Exhibit 99.2
BMP Sunstone Corporation
Fourth Quarter and Year End 2007 Conference Call Script
March 17, 2008
Operator:

Good day everyone and welcome to the BMP Sunstone Corporation fourth quarter and year end 2007 conference call. Today’s call is being recorded.
I would now like to turn the meeting over to your hosts for today’s conference, David Gao, the CEO of BMP Sunstone, Fred Powell, the CFO, and Martyn Greenacre, the Chairman.
We will start with Ashley MacFarlane, from ICR:
Ashley MacFarlane:

Before we continue, please bear with me as I take you through the Company’s Safe Harbor policy. The statements contained in this conference call, which are not historical fact, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual future results may differ materially from those projected in such statements due to a number of risks and uncertainties, all of which are described in the Company’s filings with the SEC.
BMP Sunstone does not undertake any obligation to update forward-looking statements, except as required by applicable law.
Now, allow me to turn the call over to David for a strategic overview of the business and then Fred will provide a financial review. David?
David Gao, President and Chief Executive Officer:

Ladies and gentlemen, thank you for participating in our first earnings conference call.
I would first like to say “thank you” to all of our employees, partners and advisors for their hard work and commitment in 2007. This was a transformative, productive and exciting year and this is really a testament to the hard work of our team. I’d also like to thank all of our investors for their ongoing loyalty, enthusiasm and support. We look forward to working with all of you in the future.
Just one year ago we were essentially a Beijing-based pharmaceutical distribution firm. Today, we have a growing prescription business in hospitals, a substantial over the counter drug business and a distribution network that includes all of the tier one hospitals in Beijing.

We also have access to over 50,000 retail drug stores in China. Our salesforce has increased sixfold, and we also now own a growing portfolio of licenses and three nationally recognized brand families.
We recently received MOFCOM approval for our Rongheng acquisition, which would further increase our sales force and expand our distribution network to include all of the top tier hospitals in Shanghai, as well.
We finalized the GP Corp joint venture in 2007, solidifying our working relationship with two world class organizations — Alliance Boots, one of Europe’s leading health and beauty groups, and Guangzhou Pharmaceutical Corp, a leading Hong Kong listed pharmaceutical wholesaler, with annual revenue in the past of $900 million. With a ten percent interest in GP Corp, we get access to over 12,000 hospitals, pharmacies, and other distributors in China and direct access to market opportunities in Southern China — where we had little presence before.
As you know we acquired 49% of Sunstone in 2007, and subsequently acquired the remainder of the Company — giving us an unprecedented presence in the OTC market and distribution rights to two key household brands. Confort and Good Baby products are household names and nicely complement our existing therapeutic focus for prescription products. We are particularly excited about our plans to integrate the Sunstone business and drive profitability.
We made significant progress building out our prescription drug sales and marketing services during 2007, and this will drive our transformation.
We secured licensing agreements with world-renowned companies such as Apotex, KV Pharmaceutical and Novartis.
With our growing product portfolio in hand, we assembled a very strong team in 2007, which included hiring Mme. Yangping Zhao to integrate our different platforms and run strategic business development, including mergers and acquisitions.
While some of the progress we made in 2007 comes at a price — as you can see in our G&A expense late in the year — we feel these are worthwhile investments in our future growth, platform and profitability.
BMP Sunstone is a different company today than we were one year ago and we don’t expect this evolution to slow down. The BMP China and Wanwei operations, in tandem with Sunstone’s brand strength and distribution reach, is a powerful combination, and we enter 2008 with a strong team, unparalleled insight into China’s healthcare market, operational and regulatory expertise in China, and a service offering that is unique to China and difficult to replicate.
Our goal is to create demand for products that we will offer exclusively through our distribution arm on a national basis in China, especially in major urban markets like Beijing, Shanghai and Guangzhou. Further, we intend to leverage our existing marketing arm by layering new products into the sales force. This should drive product sales and create incredible value for us in the future.
We intend to do this several ways:

First, we are building the strongest platform by offering effective market development services. We now have a marketing sales force now of 500 professionals dedicated to educating providers about the drugs we license. In this way, we actually create the demand in the market, even pre-integration of Sunstone.
The numbers speak for themselves. Revenue from licensed products increased to $3.0 million from $772,000 in 2006. We made tangible progress increasing exposure of Propess and we closed the year with sales in 412 hospitals versus 274 in the year before. Additionally, the Chinese Medical Association recommended Propess® as a first line treatment for cervical dilation in labor. This recognition is a significant achievement for the strength of the product and also validates our strategy.
Second, our ability to exclusively provide the products in combination with our market development services supports our growth plan.
While distribution won’t be a net income driver, per se, it allows us to offer our products on an exclusive basis once we have created a market need using our sales services. Our geographic distribution build out, potentially from Rongheng in Shanghai, GP Corp in Guangzhou, and Wanwei in Beijing, fit together in this way. We believe that having these distribution arms also allows us to present a more compelling solution to leading global pharmaceutical companies when we make our case. Our key goals on the distribution services side of the business include ensuring that we have reciprocal distribution of products between Shanghai, Beijing and Guangzhou, and exploiting underdeveloped markets like retail pharmacies. Our recent acquisitions clearly support this strategy.
Third, a major part of realizing our vision depends on the types of products we market. We are very prudent and selective when it comes to licensing and that’s why we target two new drugs per year. On top of this, with Sunstone we own brands that we intend to leverage across our sales and marketing platform, as well as utilizing our growing hospital and retail pharmacy network.
We seek high value, niche products and we see a particularly good fit in areas of existing therapeutic focus like women’s health, and pediatrics. Our selection process is rigorous in choosing the right partners because we want under-penetrated areas with high value drugs in compelling niche markets. Pricing is also an important factor in the equation and we look for opportunities where the therapeutic benefit justifies a premium price.
2008 is a year of integration here at BMP Sunstone and so far this integration is going well. We have the right management team in place and we are working together to realize synergies between Sunstone and our in-licensing and distribution platforms. We are also working closely with our partners at GP Corp and we continue to work on trying to finalize the Rongheng investment.
Ultimately, we believe our vision can be realized, and we intend to do so with an eye on shareholder value and long term profitability.
At this time I’ll turn the call over to Fred Powell, our Chief Financial Officer, who will review some key points from our fourth quarter and year end financial results.
Fred Powell, Chief Financial Officer:

Thank you, David. By now you have all seen our press release with our detailed financial results, so I will use this time to highlight key points.
Please note that the financial statements for the fourth quarter and year 2007 include two months of results from our minority interest in Sunstone, which was 49% at the time. In February 2008 we acquired the remaining 51% and plan to report our first quarter results in 2008 as a consolidated company.
Revenue
Our 27% revenue increase in 2007 reflects strong growth from Wanwei products, as well as approximately $3 million from sales, marketing and distribution services for Anpo, Galake and Propess. This is a substantial increase from earlier in the year, when we started ramping up the licensing services, especially since we only began sales of Galake in the third quarter of 2007. We expect revenues from licensed products to increase as a percentage of our overall revenues in 2008 and thereafter.
Gross margin improved in the quarter and full year 2007 periods, reflecting the increased revenue from sales and marketing of licensed products, which generate higher margins than pure distribution.
The Company’s operating loss in the fourth quarter and full year includes approximately $2.9 million of costs related to the licensing of Enablex from Novartis, increased headcount and salary-related expenses, as well as Sarbanes Oxley consulting fees and stock compensation expense.
Other income and expenses in the fourth quarter of 2007 include non-cash expenses of approximately $0.7 million related to amortization of the debt discount on the Company’s long term debt financing as well as related debt issuance costs.
You’ll also note that we recognized an equity method investment loss during the fourth quarter, reflecting Sunstone. Although we had anticipated the Sunstone acquisition to be accretive immediately, we recognized a minority interest loss of $263,996 for the quarter and year.
Without purchase price accounting adjustments, however, our minority interest would have generated income of $896,275 for the two months ended December 31, 2007. For a detailed explanation of the accounting for this I encourage you to read Note 3 of our 10k to be filed shortly.
Also note that we made it clear in our press release the amount of non-cash expenses we recognized year over year, and the largest contributors to these expenses are stock compensation as well as the debt discount amortization.
Guidance
Regarding our guidance, we expect to reach revenue of at least $96.0 million in the full year 2008, with a corresponding net loss of roughly $3.0 million, or $0.07 per share, based on 39.5 million shares outstanding.
Please keep in mind that we have approximately $8 million of non-cash expenses in these numbers — so for those of you adjusting your models, please note that we do expect profitability on an operating basis.

Additionally, our guidance methodology excludes any pending acquisitions.
That concludes our prepared remarks. Operator, we are ready to take questions.
Operator:

The question and answer session will be conducted electronically. If you would like to ask a question please do so by pressing the star key followed by the digit one on your touchtone telephone. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment.
We will proceed in the order that you signaled us and we’ll take as many questions as time permits. Once again, to ask a question, please press star one at this time. And we’ll pause for a moment to assemble our roster.